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DESCRIPTION OF COMMON STOCK AND WARRANTS REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, WillScot Corporation, a Delaware corporation (the “Company,” “we,” “our,” “us”), has three class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: 1) our Class A common stock, par value $0.0001 per share; 2) warrants to purchase Class A common stock that were issued in connection with the initial public offering of Double Eagle Acquisition Corp., the Company’s legal predecessor company (“Double Eagle”), in September 2015, which are exercisable for one-half of one share of Class A common stock for an exercise price of $5.75; and 3) warrants to purchase Class A common stock that were issued in connection with the Company’s acquisition of Modular Space Holdings, Inc., a Delaware Corporation (“ModSpace”), in August 2018, which are exercisable for one share of Class A common stock at an exercise price of $15.50 per share.
The following description of our Class A common stock and warrants summarizes material terms and provisions that apply to those securities. The summary is subject to and qualified in its entirety by reference to certain documents, including our certificate of incorporation (“Certificate of Incorporation”), our bylaws (“Bylaws”), and certain other documents pertaining to our capital stock and warrants specified below, which are filed as exhibits to the Annual Report on Form 10-K to which this exhibit is a part, and applicable Delaware law, including the General Corporation Law of the State of Delaware (the “DGCL”). This description includes not only our Class A common stock, but also our Class B common stock, our authorized preferred stock, and our warrants, certain terms of which affect the Class A common stock.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 501,000,000 shares of capital stock, consisting of: (i) 500,000,000 shares of common stock, including 400,000,000 shares of Class A common stock and 100,000,000 shares of Class B common stock; and (ii) 1,000,000 shares of preferred stock.
Common Stock
This section describes the general terms and provisions of our common stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the Annual Report on Form 10-K to which this exhibit is a part.
The holders of shares of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class A common stock will be entitled to receive dividends if and when declared by our board of directors (the “Board”) out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class B common stock are not entitled to share in any such dividends or other distributions. Upon liquidation, dissolution or winding-up of our Company, the holders of the Class A common stock will be entitled to receive an equal amount per share of all of our assets available for distribution, after the rights of the holders of any preferred stock have been satisfied. Holders of Class B common stock are not entitled to receive any portion of such assets in respect of their shares of Class B common stock. Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.
Preferred Stock
This section describes the general terms and provisions of our preferred stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the Annual Report on Form 10-K to which this exhibit is a part.
Preferred stock may be issued from time to time in one or more series. Our Board can fix the rights, preferences and privileges applicable to the shares of each series and any of its qualifications, limitations or restrictions. Our Board is authorized, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could

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have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.
Our Board will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer under any applicable prospectus or prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to any applicable registration statement the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:
•the title and stated value;
•the number of shares we are offering;
•the liquidation preference per share;
•the purchase price per share;
•the dividend rate per share, dividend period and payment dates and method of calculation for dividends;
•whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•our right, if any, to defer payment of dividends and the maximum length of any such deferral period;
•the procedures for any auction and remarketing, if any;
•the provisions for a sinking fund, if any;
•the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•any listing of the preferred stock on any securities exchange or market;
•whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;
•whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;
•voting rights, if any, of the preferred stock;
•preemption rights, if any;
•restrictions on transfer, sale or other assignment, if any;
•whether interests in the preferred stock will be represented by depositary shares;
•a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
•the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.
The DGCL provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Certificate of Incorporation if the amendment would change the par value or, unless our Certificate of Incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

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Warrants
We have outstanding warrants exercisable for Class A common stock, consisting of: (i) warrants issued in connection with Double Eagle’s initial public offering, each exercisable for one-half of one share of Class A common stock (the “Public Warrants”); (ii) warrants issued in a private placement in connection with our initial public offering, each exercisable for one-half of one share of Class A common stock, (the “Private Warrants,” and together with the Public Warrants, the “2015 Warrants”); and (iii) the ModSpace warrants, each exercisable for one share of Class A common stock issued in connection with our acquisition of ModSpace (the “ModSpace Warrants”). The 2015 Warrants were issued under a warrant agreement dated September 10, 2015, between Continental Stock Transfer & Trust Company, as warrant agent, and Double Eagle. The ModSpace Warrants were issued under a warrant agreement dated August 15, 2018, between Continental Stock Transfer & Trust Company, as warrant agent, and us (the “ModSpace Warrant Agreement”).
The ModSpace Warrants were issued under the ModSpace Warrant Agreement. You should review a copy of the ModSpace Warrant Agreement, which is filed as an exhibit to the Annual Report on Form 10-K to which this exhibit is a part, for a complete description of the terms and conditions applicable to such warrants.
Public Warrants
Each Public Warrant entitles the registered holder to purchase one-half of one share of our Class A common stock at a price of $5.75 per half share, subject to adjustment, at any time. The Public Warrants will expire on November 29, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We may call the Public Warrants for redemption in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption to each warrant holder and if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.
The Public Warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Public Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the Public Warrant holder.
Private Warrants
The founders of Double Eagle and our former independent directors purchased 19,500,000 Private Warrants at a price of $0.50 per Private Warrant for an aggregate purchase price of $9,750,000 in a private placement that occurred simultaneously with Double Eagle’s initial public offering. The Private Warrants may be exercised at any time. So long as the Private Warrants are held by the initial stockholders or their permitted transferees, such warrants may be exercised on a cashless basis and will not be redeemable by us. If the Private Warrants are held by holders other than the initial stockholders or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants.
ModSpace Warrants
The ModSpace Warrants entitle the registered holder to purchase shares of Class A common stock at an exercise price of $15.50 per share on a one to one basis, which may be adjusted in the event of an increase in the number of outstanding shares of Class A common stock by share dividends (or a share split up or the payment of extraordinary dividends), a decrease in the number of shares of Class A common stock by a consolidation, reverse split or similar transaction and in the in the event of certain reorganization transactions. Under the ModSpace Warrant Agreement, the ModSpace Warrants are not redeemable and may be replaced for replacement securities upon the occurrence of certain reorganization transactions of ours (other than those that would lead to an adjustment in the exercise price of the ModSpace Warrants). The ModSpace Warrants become exercisable on February 11, 2019, the 180th day after closing of the ModSpace Acquisition, and expire on November 29, 2022.

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Dividends
We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends is limited by restrictive covenants contained in the agreements governing the indebtedness of our subsidiaries.
Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws
We are subject to Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than ten percent (10%) of our assets. However, the above provisions of Section 203 do not apply if:
•our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Our Certificate of Incorporation, our Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Certificate of Incorporation provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at three or more annual meetings.
In addition, our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the advance notice provisions of our Bylaws require that stockholders must comply with certain procedures and meet strict deadlines to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.
Our Bylaws also establish a procedure that stockholders seeking to call a special meeting of stockholders must satisfy. This procedure involves notice to us, the receipt by us of written demands for a special meeting from a requisite number of holders of the Company’s issued and outstanding shares of common stock, a review of the validity of such demands by an independent inspector appointed by us and the fixing of the record and meeting dates by our Board. In addition, stockholders demanding such a special meeting must deliver to the Company a written agreement to pay the costs incurred by us in holding a special meeting, including the costs of preparing and mailing the proxy materials for our solicitation of proxies for use at such meeting, in the event such stockholders are unsuccessful in their proxy solicitation.
Our Bylaws also provide our Board with discretion in postponing stockholder meetings, including, within certain limits, special meetings of stockholders. Additionally, our chairman or Board (acting by resolution) may

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adjourn a stockholder meeting at any time prior to the transaction of business at such meeting, within certain limits. Our Bylaws also include additional procedures that apply to stockholder actions by written consent.
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Warrant Agent
The transfer agent and warrant agent for our Class A common stock and warrants is Continental Stock Transfer & Trust Company.
Listing of Securities
Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “WSC.” Our 2015 Warrants were listed on Nasdaq under the symbol “WSCWW,” were removed from listing on Nasdaq on October 8, 2018, and currently trade on the OTC Markets Group Inc. under the symbol “WSCWW.” The ModSpace Warrants currently trade on the OTC Markets Group Inc. under the symbol “WSCTW.”